Exhibit 10.89

THE BEVERLY ENTERPRISES 1988 EMPLOYEE STOCK PURCHASE PLAN
(as Amended and Restated effective July 1, 2000)

1.	Plan

      Beverly Enterprises, Inc. (the “Company”) hereby establishes the Beverly Enterprises 1988 Employee Stock Purchase Plan (the “Plan”) to afford Participants (as defined in Section 2) a convenient means for regular and systematic purchases of the Common Stock, $.10 par value, of the Company (“Common Stock”).

      The purpose of the Plan is to assist the Company in attracting and retaining personnel of outstanding abilities and to motivate them to dedicate their maximum productive effort on behalf of the Company.

      The Board of Directors of the Company or its delegates shall have full power and authority to interpret and construe any provisions of the Plan finally and conclusively as to all persons who have any interest hereunder, to adopt rules and regulations not inconsistent with the Plan for carrying out the Plan or for providing for matters not specifically covered in the Plan and to alter, amend and revoke any rules or regulations so adopted.

2.	Participants

      Each regular “full-time” (i.e. averages 60 hours or more per 14-day pay period) employee of the Company or any of its wholly owned subsidiaries (including any such person who may also be an Officer of the Company or any such subsidiary) who has completed one (1) year of continuous service and elects to participate at the inception of the Plan, or who so elects during the calendar month following the month such employee has completed the one (1) year of continuous service (hereinafter identified as a “Participant” or collectively as “Participants”), is eligible to participate in the Plan. The term “Officer” as used herein shall have the meaning set forth in Section 240.16a-1(f) of the General Rules and Regulations promulgated by the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934. An employee who does not elect to participate at the inception of the Plan or during the calendar month following his or her first year of continuous service must wait until any subsequent month of March to enter the Plan as a Participant.

3.	Broker

      3.1 Appointment of Broker. The Company hereby appoints Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Broker, to open and maintain an account in the name of each Participant and to make purchases of shares of Common Stock on the New York Stock Exchange for the accounts of Participants. The Broker has been appointed by the Board of Directors of the Company to administer the Plan and may be removed from such appointment at any time in the sole discretion of such Board of Directors or its delegate. Consequently, nothing in the Plan shall be deemed to create an obligation on the part of the Company that the Broker shall continue to administer the Plan.

      3.2 Payment of Fees and Other Charges. The Company will pay the Broker’s administrative charges for maintaining accounts under the Plan and will pay for brokerage commissions on purchases of securities made under the Plan. The Company shall deduct funds from each Participant’s pay as authorized in writing and shall forward the amount deducted and the Company’s contributions, after required tax withholding, to the Broker, together with a list of Participants and the amount allocable to their accounts.

4.	Payroll Deductions and Company Contributions

      4.1 Enrollment. Eligible employees may enroll as Participants by completing and signing a form of payroll authorization instructing the Company to deduct a certain amount from their compensation. This authorization requires that funds deducted be transmitted to the Broker for the purchase of shares of Common Stock on the New York Stock Exchange for the account of the Participant. Enrollment becomes effective pursuant to Section 2 hereof after the authorization forms are received by the Company.

      4.2 Decreasing, Increasing or Terminating Payroll Deductions; Reentry. Payroll deduction authorizations shall remain effective until terminated in writing by the Participant or until otherwise terminated as provided below. Each Participant shall specify the amount to be withheld from his or her compensation, with a minimum of $10 per pay period and a maximum of $150 per weekly or $300 per biweekly pay period. A payroll deduction may be decreased at any time in $10 increments, but not below $10 per pay period, by the Participant giving written notice to the Company. A payroll deduction may be terminated at any time by the Participant giving written notice to the Company. The decrease or termination shall be effective at the beginning of the next pay period after the notice is received. A Participant who terminates his or her payroll deduction may not reenter the Plan until the next March following the effectiveness of his or her termination, and the reentry may be made only during that month or any succeeding March. A payroll deduction may be increased only during the month of March each year and only in increments of $10.

      4.3 Company Contribution. Prior to July 1, 2000, the Company will make contributions on behalf of each Participant in the amount of thirty percent (30%) of the funds deducted from such Participant’s pay as authorized by the Participant in writing. Effective July 1, 2000, the Company contribution shall be 15% of the funds deducted from a Participant’s pay. The amount of the Company’s contribution to be forwarded to the Broker for each Participant shall be reduced by any required Federal, state and/or local tax withholding.

5.	Purchases, Sales and Withdrawals

      Upon receipt of funds from the Company for such purpose hereunder, the Broker, as agent for the Participants, shall, as promptly as practicable, purchase on the New York Stock Exchange as many whole shares of Common Stock as the aggregate of such funds will permit. Certain conditions imposed upon the Broker by regulatory agencies could cause delay from time to time in the purchase of shares. The aggregate of all such purchases shall be allocated, on the basis of the average cost thereof, to the respective accounts of the Participants together with the Company’s contribution for such purchases in proportion to the portion of funds which was withheld with respect to each Participant. Allocations shall be made in full shares and in fractional interests in shares to one ten-thousandth of a share.

      At the time of purchase of shares of Common Stock under the Plan, each Participant for whose account funds were received shall immediately acquire full ownership of all shares and of any fractional interests in shares purchased for his or her account. Unless otherwise requested by the Participant, all shares shall be registered in the name of the Broker or its nominee and will remain so registered until delivery is requested. Subject to the provisions of the next paragraph and Section 9, a Participant may request that a certificate for any or all full shares of Common Stock in his or her account be delivered at any time at the Broker’s usual transfer charge.

      A participant may instruct the Broker to sell any or all of the full shares of Common Stock or any fractional interests held in his or her account at any time. Upon sale the Broker shall, if requested, mail a check for the proceeds to the Participant, less the regular brokerage commission or fee and any transfer taxes or other normal charges which are payable by the Participant. Except as otherwise provided in Section 9, any instruction to sell shares, or any request for delivery of certificates, shall automatically terminate the Participant’s payroll deduction authorization effective upon the commencement of the next pay period following the Broker’s receipt of any such instruction. Any Participant whose payroll deduction authorization is so terminated shall not be entitled to reenter the Plan until the next March following the effectiveness of such termination, and the reentry may be made only during that month or any succeeding March, provided, however, that the Board of Directors shall have discretion, on a case by case basis for reasons of hardship, to make exceptions to the termination or reentry rule contained in this Section 5. The Broker shall immediately notify the Company of any instructions received by it to sell shares or deliver certificates.

6.	Confirmations

      Each Participant shall receive a quarterly statement of activity from the Broker reflecting any change in the number of shares of Common Stock held for his or her account. The relationship between the Participant and the Broker shall be the normal relationship of client and broker and the Company shall assume no responsibility except as to the payment of the Company’s contribution, the payment of commissions on purchases under the Plan, and administrative fees.

7.	Closing Accounts

      Participants who terminate their payroll authorization or who have such authorization automatically terminated may request the Broker to maintain or to close their accounts. Participants may direct that all full shares of Common Stock and any fractional interests in their accounts be sold and the net proceeds remitted to them, or request that the full shares of Common Stock in their account be delivered to them together with a check representing the net proceeds of the sale of the fractional interest in shares of Common Stock. The net proceeds are determined after deducting the regular brokerage commission and any transfer taxes or other normal charges which are payable by the Participant. Once the payroll deduction is terminated, re-entry into the Plan is permitted in accordance with the provisions of Section 4.

8.	Voting and Other Rights

      The Broker shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by the Company to its stockholders. The whole shares in each Participant’s account shall be voted in accordance with the Participant’s signed proxy instructions duly delivered to the Broker in a timely fashion, or otherwise, in accordance with rules applicable to stock listed on the New York Stock Exchange. There shall be no charge to the Participants in connection with stock certificates left on deposit with the Broker, or with notices, proxies or other such material.

9.	Dividends and Other Proceeds

      Cash dividends received in respect of shares of Common Stock held in the accounts of Participants shall be credited by the Broker to such accounts. All such cash shall be reinvested in shares of Common Stock as promptly as practicable following receipt thereof. The Company shall pay all regular commissions in connection with the purchases constituting such reinvestment. Stock dividends or stock splits in respect of shares of Common Stock held in the accounts of Participants shall be credited to such accounts without charge. Other securities and rights to subscribe received in respect of shares of Common Stock, if any, may be held in kind in the accounts of Participants and shall be subject to the terms and conditions of the Plan the same as shares of Common Stock, or, at the direction of the Participant, may be either distributed in kind or sold and the proceeds either distributed or treated the same as cash dividends, except that any instructions to sell such securities and/or rights to subscribe, or to issue certificates with respect to same, shall not cause the termination of a Participant’s payroll deduction authorization or otherwise affect a Participant’s right to participate in the Plan.

10.	Transfer of Rights

      The Plan does not restrict the ability of a Participant to sell, assign, hypothecate or otherwise deal with shares of the Company acquired under the Plan. However, the Participant may not assign or hypothecate his or her interest in the Plan as such. The shares held for Participants’ accounts become the sole property of the respective Participants, and no person has or may create a lien under the Plan on any of such shares.

11.	Termination

      If a Participant shall die, retire, be totally or permanently disabled or cease to be continuously employed by the Company, such Participant’s interest in the Plan shall thereupon automatically terminate. The Company will notify the Broker of any such termination. Securities held by the Broker for the account of any Participant whose interest in the Plan shall be terminated shall continue to be so held by the Broker and the reinvestment of dividends continued until the Broker shall have received other instructions from such Participant or his or her estate.

      Upon the receipt of appropriate instructions from the Participant or his or her estate, the Broker shall sell or transfer any whole shares of Common Stock or other securities credited to the account of the Participant as directed. All Federal or state transfer taxes, if any, which may be due upon transfer of such shares to the Participant, his or her estate, or to any other person shall be paid by the Participant or his beneficiary or estate, and the Broker may require the deposit of funds sufficient to cover such taxes in advance of making any such transfer.

      No Participant shall have any right to receive any fractional share credited to his or her account in the Plan, nor shall any provision herein be construed to give such right. Upon termination, any fractional share interest subject to transfer to the Participant or other person shall be paid thereto to the Participant or other person in cash by the Broker. Any such payment in respect of a fractional share shall be in an amount equal to the appropriate fraction of the opening price of Common Stock on the New York Stock Exchange on the day following the receipt of instructions.

12.	Amendments, Suspensions and Terminations

      The Board of Directors of the Company or its delegate may from time to time amend, suspend or terminate in whole or in part, and if terminated my reinstate, any or all of the provisions of the Plan, except that no amendments, suspension or termination may be made which, in the judgment of such Board of Directors or its delegate, will retroactively affect adversely the rights of Participants in the Plan. No part of the funds or shares of Common Stock credited to the account of any Participant shall be subject to forfeiture for any reason. Notwithstanding the above, any amendment to the Plan shall become effective only when approved by the stockholders of the Company, if such shareholder approval is required under applicable federal securities laws, federal tax laws, or stock exchange listing rules.

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